Exhibit 10.2
ATHENS FEDERAL COMMUNITY BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
THIS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT (the “Agreement”) is executed as of the 1st day of July, 2010, by and between Athens Federal Community Bank, a savings association located in Athens, Tennessee (the “Bank”), and Jay Leggett, Jr. (the “Executive”).
The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Bank. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.
Article 1
Definitions
Whenever used in this Agreement, the following words and phrases shall have the meanings specified:
1.1
“Account Value” means the amount shown on Schedule A under the heading Account Value. The parties expressly acknowledge that the Account Value may be different than the liability that should be accrued by the Bank, under U.S. Generally Accepted Accounting Principles (“GAAP”), for the Bank’s obligation to the Executive under this Agreement. The Account Value on any date other than the end of a Plan Year shall be determined by adding the prorated increase attributable for the current Plan Year to the Account Value for the previous Plan Year.

1.2	“Beneficiary” means each designated person or entity, or the estate of the Executive, entitled to any benefits upon the death of the Executive pursuant to Article 4.
1.3
“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4	“Board” means the Board of Directors of the Bank as from time to time constituted.
1.5
“Change in Control” means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Code Section 409A and regulations thereunder.

1.6
“Code” means the Internal Revenue Code of 1986, as amended, and all regulations and guidance thereunder, including such regulations and guidance as may be promulgated after the Effective Date of this Agreement.

1.7
“Disability” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or director’s of the Bank provided that the definition of “disability” applied under such insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

1.8
“Early Involuntary Termination” means that the Executive, prior to his Normal Retirement Age, has experienced a Separation from Service, following receipt of a written notification from the Bank that such Separation from Service has occurred for reasons other than Termination for Cause, Disability, or Early Voluntary Termination.

1.9
“Early Voluntary Termination” means that the Executive, prior to his Normal Retirement Age, experiences a Separation from Service for reasons other than Termination for Cause, Disability, death of the Executive or Early Involuntary Termination.

1.10	“Effective Date” means July 1. 2010.
1.11	“Normal Retirement Age” means the Executive attaining age sixty-two (62).
1.12	“Plan Administrator” means the Board or committee or person that the Board shall appoint from time to time
1.13	“Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year.
1.14	“Schedule A” means the schedule attached to this Agreement and made a part hereof. Schedule A shall be updated upon a change in any of the benefits under Articles 2 or 3.
1.15
“Separation from Service” means the termination of the Executive’s employment with the Bank. Whether a Separation from Service takes place is determined in accordance with the requirements of Code Section 409A based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Bank and the Executive intended for the Executive to provide significant services for the Bank following such termination. A Separation from Service will not have occurred if:

(a)
the Executive continues to provide services as an employee of the Bank at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three (3) full calendar years of employment (or, if employed less than three (3) years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three (3) full calendar years of employment (or, if less, such lesser period), or

(b)
the Executive continues to provide services to the Bank in a capacity other than as an employee of the Bank at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three (3) full calendar years of employment (or if employed less than three (3) years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three (3) full calendar years of employment (or if less, such lesser period).

The Executive’s employment relationship will be treated as continuing intact while the Executive is on military leave, sick leave or other bona fide leave of absence if the period of such leave of absence does not exceed six (6) months, or, if longer, so long as the Executive’s right to reemployment with the Bank is provided either by statute or by contract. If the period of leave exceeds six (6) months and there is no right to reemployment, a Separation from Service will be deemed to have occurred as of the first date immediately following such six (6) month period.
1.16
“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise, as determined by the Plan Administrator based on the twelve (12) month period ending each December 31 (the “identification period”). If the Executive is determined to be a Specified Employee for an identification period, the Executive shall be treated as a Specified Employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of the fourth month following the close of the identification period.

1.17	“Termination for Cause” means Separation from Service by action of the Board of Directors or a banking regulatory agency resulting from the Executive’s:
(a)	Gross negligence or gross neglect of duties to the Bank; or
(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Bank; or
(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Bank.
Article 2
Distributions During Lifetime
2.1
Normal Retirement Benefit, Upon the Executive’s Separation from Service on or after attaining his Normal Retirement Age for any reason other than death or a Termination for Cause, the Bank shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is One Hundred Thousand Dollars ($100,000.00).
2.1.2
Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first business day of the month following the Executive’s Separation from Service. The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.2
Early Voluntary Termination Benefit. If Early Voluntary Termination occurs, the Bank shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

2.2.1	Amount of Benefit. The benefit under this Section 2.2 is the vested Account Value determined as of the end of the Plan Year preceding Separation from Service.

For the purpose of this provision, the Executive shall be vested in the Account Value as follows:

As of Date	Vested Percentage

December 31, 2010	3.13%
December 31, 2011	9.38%
December 31, 2012	15.63%
December 31, 2013	21.88%
December 31, 2014	28.13%
December 31, 2015	34.38%
December 31, 2016	40.63%
December 31, 2017	46.88%
December 31, 2018	53.13%
December 31, 2019	59.38%
December 31, 2020	65.63%
December 31, 2021	71.88%
December 31, 2022	78.13%
December 31, 2023	84.38%
December 31, 2024	90.63%
December 31, 2025	96.88%
July 2026	100.00%
Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first business day of the month following Normal Retirement Age. The annual benefit shall be distributed to the Executive for fifteen (15) years.
2.3
Early Involuntary Termination Benefit. If an Early Involuntary Termination occurs, the Bank shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

2.3.1	Amount of Benefit. The benefit under this Section 2.3 is one hundred percent (100%) of the Account Value determined as of the end of the Plan Year preceding Separation from Service.
2.3.2
Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first business day of the month following Normal Retirement Age. The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.4
Disability Benefit. If the Executive experiences a Disability which results in a Separation from Service prior to Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1	Amount of Benefit. The benefit under this Section 2.4 is one hundred percent (100%) of the Account Value determined as of the end of the Plan Year preceding Separation from Service.
2.4.2
Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first business day of the month following the date of Separation of Service resulting from such Disability determination. The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.5
Change in Control Benefit. Notwithstanding anything herein to the contrary, if a Change in Control occurs followed by a Separation from Service for any reason other than a Termination for Cause, the Bank shall distribute to the Executive the benefit described in this Section 2.5 in lieu of any other benefit under this Agreement.

2.5.1	Amount of Benefit. The benefit under this Section 2.5 is one hundred percent (100%) of the Normal Retirement Benefit amount described in Section 2.1.1.
2.5.2
Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first business day of the month following Normal Retirement Age. The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.6
Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Separation from Service, the provisions of this Section 2.6 shall govern all distributions hereunder. Benefit distributions that are made due to a Separation from Service occurring while the Executive is a Specified Employee shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first business day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified. Notwithstanding the forgoing, no such delay or continued delay in payments shall be required following the death of the Executive.

2.7
Distributions Upon Income Inclusion Under Code Section 409A. If any amount is required to be included in income by the Executive prior to receipt due to a failure of this Agreement to meet the requirements of Code Section 409A, the Executive may petition the Plan Administrator for a distribution of that portion of the amount the Bank has accrued with respect to the Bank’s obligations hereunder that is required to be included in the Executive’s income. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Bank shall distribute to the Executive immediately available funds in an amount equal to the portion of the amount the Bank has accrued with respect to the Bank’s obligations hereunder required to be included in income as a result of the failure of this Agreement to meet the requirements of Code Section 409A, within ninety (90) days of the date when the Executive’s petition is granted. Such a distribution shall affect and reduce the Executive’s benefits to be paid under this Agreement.

2.8
Change in Form or Timing of Distributions. For distribution of benefits under this Article 2, the Executive and the Bank may, subject to the terms of Section 8.1, amend the Agreement to delay the timing or change the form of distributions. Any such amendment:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A and the regulations thereunder;
(b)	must be made at least twelve (12) months prior to the first scheduled distribution;
(c)	must delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and
(d)	must take effect not less than twelve (12) months after the amendment is made.
Article 3
Distribution at Death
3.1
Death During Active Service. If the Executive dies prior to Separation from Service, the Bank shall distribute to the Beneficiary the benefit described in this Section 3.1 This benefit shall be distributed in lieu of any benefits under Article 2.

3.1.1	Amount of Benefit. The benefit under this Section 3.1 is the Normal Retirement Benefit amount described in Section 2.1.1.
3.1.2
Distribution of Benefit. The Bank shall distribute the annual benefit to the Beneficiary in twelve (12) equal monthly installments for fifteen (15) years commencing the last day of the month following receipt by the Bank of the Executive’s death certificate.

3.2
Death During Distribution of a Benefit. If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts they would have been distributed to the Executive had the Executive survived.

3.3
Death After Separation from Service But Before Benefit Distributions Commence. If the Executive is entitled to benefit distributions under this Agreement but dies prior to the commencement of said benefit distributions, the Bank shall distribute to the Beneficiary the same benefits to which the Executive was entitled prior to death, except that the benefit distributions shall commence within thirty (30) days following receipt by the Bank of the Executive’s death certificate.

Article 4
Beneficiaries
4.1
In General. The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other plan of the Bank in which the Executive participates.

4.2
Designation. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. If the Executive names someone other than the Executive’s spouse as a Beneficiary, the Plan Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Plan Administrator, executed by the Executive’s spouse and returned to the Plan Administrator. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.
4.4
No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, any benefits shall be paid to the Executive’s estate.

4.5
Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall be completely discharged of any liability under the Agreement for such distribution amount.

Article 5
General Limitations
5.1
Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive’s employment with the Bank is terminated due to a Termination for Cause.

5.2
Suicide or Misstatement. No benefit shall be distributed if the Executive commits suicide within two years after the Effective Date of this Agreement, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Bank denies coverage for material misstatements of fact made by the Executive on an application for such life insurance.

5.3	Regulatory Exclusions. Notwithstanding any provision of this Agreement to the contrary:
(a)
If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, as amended (“FDIA”) (12 U.S.C 1818(e)(3) and (g)(1)), the Bank’s obligations under the Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may at its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)
If the Executive is removed and/or permanently prohibited from participating in the conduct of the Banks affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of FDIA (12 U.S C. 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but the vested rights of the contracting parties shall not be affected.

(c)
If the Bank is in default (as defined in Section 3(x)(1) of the FDIA) all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested tights of the contracting patties.

(d)
All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the Office of Thrift Supervision (“Director of OTS”), or his or her designee, at the time that the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA, or (ii) by the Director of the OTS, or his or her designee, at the time that the Director of the OTS, or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

5.3.2
Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to the Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 USC 1828(k) and FDIC Regulation 12 CFR Part 359, Golden Parachute Indemnification Payments and any regulations promulgated thereunder.

Article 6
Administration of Agreement
6.1
Plan Administrator Duties. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with the Agreement to the extent the exercise of such discretion and authority does not conflict with Code Section 409A.

6.2
Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, including acting through a duly appointed representative, and may, from time to time, consult with counsel, who may be counsel to the Bank.

6.3
Binding Effect of Decisions. Any decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

6.4
Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

6.5
Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the death, Disability or Separation from Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

6.6
Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

Article 7
Claims And Review Procedures
7.1
Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

7.1.1
Initiation — Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

7.1.2
Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3
Notice of Decision. If the Plan Administrator denies part or the entire claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and
(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial as follows:
7.2.1
Initiation — Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2
Additional Submissions — Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3
Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4
Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5
Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 8
Amendments and Termination
8.1
Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its banking regulators or to comply with legislative or tax law provisions or changes thereto, including without limitation Code Section 409A and any and all regulations and guidance promulgated thereunder.

8.2
Plan Termination Generally. Except as otherwise provided herein, this Agreement may be terminated only by a written agreement signed by the Bank and the Executive. Upon such termination of the Agreement in accordance with this Section 8.2, the benefit shall be 100% of the Account Value determined as of the date the Agreement is terminated. Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination, benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

8.3
Plan Terminations Under Code Section 409A. Notwithstanding anything to the contrary in Section 8.2, the Bank may, in its sole discretion, terminate this Agreement by unilateral action; provided that, if the Bank terminates this Agreement in accordance with Section 8.3, it shall do so in conformity with one of the following circumstances:

(a)
Upon the Bank’s dissolution or with the approval of a bankruptcy court, provided that all distributions are made no later than the end of the tax year in which the Executive is required to include any portion of the amounts deferred under the Agreement in his gross income; or

(b)
Upon the Bank’s termination of this and all other non-account balance plans (as referenced in Code Section 409A or the regulations thereunder), provided that all distributions are made no later than the end of the tax year in which the Executive, is required to include any portion of the amounts deferred under the Agreement in his gross income, and that the Bank does not adopt any new non-account balance plans for a minimum of five (5) years following the date of such termination;

In which case, the Bank may distribute the Account Value, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.
Article 9
Miscellaneous
9.1	Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.
9.2
No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank, nor interfere with the Bank’s right to discharge the Executive. It does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.
9.4
Tax Withholding and Reporting. The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Code Section 409A from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities. The Bank shall satisfy all applicable reporting requirements, including those under Code Section 409A.

9.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Tennessee, except to the extent preempted by the laws of the United States of America.
9.6
Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors. Any insurance on the Executive’s life or other informal funding asset is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

9.7
Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm or person unless such succeeding or continuing bank, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such an event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or. survivor entity.

9.8
Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9
Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10
Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Bank or Plan Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative acts do not violate Code Section 409A.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any provision herein.
9.12
Validity. If any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof; but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

9.13
Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the address below:

Athens Federal Community Bank
106 West Washington Avenue
Athens, TN 37303-3545
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Executive.
9.14
Deduction Limitation on Benefit Payments. If the Bank reasonably anticipates that the Bank’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Bank to ensure that the entire amount of any distribution from this Agreement is deductible, the Bank may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Executive (or the Beneficiary in the event of the Executive’s death) at the earliest date the Bank reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

9.15
Compliance with Code Section 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A; provided, however, the Bank shall be under no obligation to indemnify the Executive for any tax liabilities incurred by the Executive with respect to the Agreement, including but not limited to Code Section 409A.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement.

EXECUTIVE	ATHENS FEDERAL COMMUNITY BANK

/s/ Jay Leggett, Jr.	By:	/s/ Larry D. Wallace
Jay Leggett, Jr.		Larry D. Wallace
Title: Chairman of the Board of Directors

SCHEDULE A

ClarkConsulting	Hypothetical Termination Benefits Schedule	Plan Year Reporting
Salary Continuation Plan — Retirement Age 62
Jay Leggett, Jr.

				Early Voluntary		Early Involuntary						Pre-Retire.
Birth Date: 7/18/1964				Termination		Termination		Disability		Change in Control		Death
Plan Anniversary Date: 1/1/2011				Annual Benefit [2]		Annual Benefit [2]		Annual Benefit [2]		Annual Benefit [2]		Benefit
Normal Retirement: 7/18/2026, Age 62				Amount Payable at		Amount Payable at		Amount Payable		Amount Payable at		Annual [2]
Normal Retirement Payment: Monthly for 15 years				Normal Retirement Age		Normal Retirement Age		Upon Disability		Normal Retirement Age		Benefit
	Discount	Benefit	Account		Account Value		Account Value		Account Value		Based On	Based On
	Rate	Level	Value	Vesting	Based On	Vesting	Based On	Vesting	Based On	Vesting	Benefit	Benefit
Values as of	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)	(12)
Jul 2010		100,000		0.00%	0	100%	0	100%	0	100%	100,000	100,000
Dec 2010	6.00%	100,000	18,628	3.13%	149	100%	4,770	100%	1,877	100%	100,000	100,000
Dec 2011	6.00%	100,000	57,598	9.38%	1,302	100%	13,892	100%	5,804	100%	100,000	100,000
Dec 2012	6.00%	100,000	98,972	15.63%	3,513	100%	22,483	100%	9,972	100%	100,000	100,000
Dec 2013	6.00%	100,000	142,897	21.88%	6,689	100%	30,576	100%	14,398	100%	100,000	100,000
Dec 2014	6.00%	100,000	189,532	28.13%	10,743	100%	38,199	100%	19,097	100%	100,000	100,000
Dec 2015	6.00%	100,000	239,044	34.38%	15,599	100%	45,379	100%	24,086	100%	100,000	100,000
Dec 2016	6.00%	100,000	291,609	40.63%	21,182	100%	52,141	100%	29,382	100%	100,000	100,000
Dec 2017	6.00%	100,000	347,416	46.88%	27,427	100%	58,511	100%	35,005	100%	100,000	100,000
Dec 2018	6.00%	100,000	406,665	53.13%	34,271	100%	64,511	100%	40,975	100%	100,000	100,000
Dec 2019	6.00%	100,000	469,568	59.38%	41,659	100%	70,162	100%	47,313	100%	100,000	100,000
Dec 2020	6.00%	100,000	536,352	65.63%	49,537	100%	75,485	100%	54,042	100%	100,000	100,000
Dec 2021	6.00%	100,000	607,254	71.88%	57,858	100%	80,498	100%	61,186	100%	100,000	100,000
Dec 2022	6.00%	100,000	682,529	78.13%	66,579	100%	85,221	100%	68,771	100%	100,000	100,000
Dec 2023	6.00%	100,000	762,448	84.38%	75,658	100%	89,669	100%	76,823	100%	100,000	100,000
Dec 2024	6.00%	100,000	847,295	90.63%	85,059	100%	93,859	100%	85,373	100%	100,000	100,000
Dec 2025	6.00%	100,000	937,376	96.88%	94,748	100%	97,805	100%	94,449	100%	100,000	100,000
Jul 2026	6.00%	100,000	992,467	100.00%	100,000	100%	100,000	100%	100,000	100%	100,000	100,000

[1]	The first line reflects just the initial values as of July 1, 2010.

[2]	The annual benefit amount will be distributed in 12 equal monthly payments for a total of 180 monthly payments.

*
The purpose of this hypothetical illustration is to show the participant’s annual benefit based on various termination assumptions. Actual benefits are based on the terms and provisions the plan agreement. Consequently, actual benefits may differ from those shown on this Hypothetical Termination Benefits Schedule.

Salary Continuation Plan for Athens Federal Community Bank — Athens. TN	Jay Leggett, Jr.	Securities offered through Clark Securities, Inc., DBA CCFS, Inc. in Texas
Member FINRA & SIPC, Dallas. TX 75201, (800) 999-3125.